Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

September 9, 2014

Linn Energy, LLC

Linn Energy Finance Corp.

Subsidiary Guarantors Listed on Schedule I hereto

Ladies and Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (the “Company”), Linn Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), and the entities listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) in connection with the proposed issuance and sale by the Issuers of $450,000,000 aggregate principal amount of 6.500% senior notes due 2019 (the “2019 Notes”) and $650,000,000 aggregate principal amount of 6.500% senior notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”) pursuant to that certain Underwriting Agreement dated September 4, 2014 (the “Underwriting Agreement”) by and among the Issuers and the Subsidiary Guarantors, on the one hand, and Barclays Capital, Inc., as representative of the several underwriters named therein, on the other. The Notes are guaranteed (the “Guarantees”) on an unsecured basis by the Subsidiary Guarantors.

The 2019 Notes are to be issued pursuant to an Indenture, dated May 13, 2011, by and among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture to such indenture, by and among the Issuers, the Subsidiary Guarantors and the Trustee, dated September 9, 2014 (as supplemented, the “2019 Indenture”). The 2021 Notes are to be issued pursuant to an Indenture, dated September 9, 2014, by and among the Issuers, the Subsidiary Guarantors and the Trustee, as supplemented and amended by the First Supplemental Indenture to such indenture, by and among the Issuers, the Subsidiary Guarantors and the Trustee, dated September 9, 2014 (as supplemented, the “2021 Indenture” and, together with the 2019 Indenture, the “Indentures”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement on Form S-3 (Registration No. 333-184647) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 4, 2014 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus related to the Notes and the Guarantees dated September 4, 2014 and filed with the Commission on September 6, 2014 (together with the Base Prospectus, the “Prospectus”); (iv) the Certificate of Formation of the Company and the Third Amended and

Linn Energy, LLC	2	September 9, 2014

Restated Limited Liability Company Agreement of the Company, each as amended to date; (v) the Certificate of Incorporation and Corrected Certificate of Incorporation of Finance Corp. and the Bylaws of Finance Corp., each as amended to date; (vi) the organizational documents of each of the Subsidiary Guarantors; (vii) the Indentures; (viii) the Underwriting Agreement; (ix) originals or copies certified or otherwise identified, of the corporate and limited liability company records of the Company and the Subsidiary Guarantors, including minute books and resolutions of the Company and the Subsidiary Guarantors as furnished to us by the Company; and (x) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, Finance Corp. and the Subsidiary Guarantors.

Various issues pertaining to Oklahoma law and the due authorization of the Guarantee by Linn Exploration Midcontinent, LLC, an Oklahoma limited liability company (the “Oklahoma Guarantor”), are addressed in the opinion of McAfee & Taft A Professional Corporation, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

In giving the opinions below, we have assumed, without independent investigation or verification, that each document submitted to us for review is accurate and complete, that each such document that is an original is authentic and complete, that each such document that is a copy is a true and correct copy of the authentic original and that all signatures on each such document are genuine.

In giving the opinions below, we have also assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that the Indentures and any certificates representing the Notes will be duly executed and delivered by the Trustee and the Oklahoma Guarantor.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indentures and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Issuers and the Subsidiary Guarantors, respectively, enforceable against the Issuers and each Subsidiary Guarantor in accordance with their respective terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the limited liability company act of the State of Delaware, the general corporation law of the State of Delaware, the laws of the State of New York, and applicable federal law of the United States of America, in each case, as in effect on the date hereof.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

KBR/AWB/TJW

Linn Energy, LLC	4	September 9, 2014

Schedule I

Subsidiary Guarantors

1.	Linn Energy Holdings, LLC

2.	Linn Exploration Midcontinent, LLC

3.	Linn Exploration & Production Michigan LLC

4.	Linn Midstream, LLC

5.	Linn Midwest Energy LLC

6.	Linn Operating, Inc.

7.	Mid-Continent I, LLC

8.	Mid-Continent II, LLC

9.	Mid-Continent Holdings I, LLC

10.	Mid-Continent Holdings II, LLC